GSE SYSTEMS, INC.

                              9189 Red Branch Road
                            Columbia, Maryland 21045
                                 (410) 772-3500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:


          The Annual Meeting of Stockholders of GSE Systems, Inc. (the "Company") will be held on Wednesday, May 30, 2001, at 10:30 a.m. local time, at the Sheraton Columbia Hotel, 10207 Wincopin Circle, Columbia, Maryland. The purposes of the meeting are:



          (1) To elect two Directors to serve until the 2004 Annual Meeting and one Director to serve until the 2002 Annual Meeting;

          (2) To ratify the appointment of KPMG LLP as independent auditors of the Company to serve for the fiscal year ending December 31, 2001;


          (3) To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.



          The Board of Directors set April 13, 2001 as the record date for the meeting. This means that owners of Common Stock at the close of business on that day are entitled to (a) receive this notice of the meeting, and (b) vote at the meeting and any adjournments or postponements of the meeting.

The list of stockholders as of the record date will be available at the meeting. If you plan to attend, please mark the appropriate box on the enclosed proxy card to help us plan for the meeting.

         Your vote is important. We encourage you to read the enclosed Proxy Statement and to sign and return the proxy card so that your shares will be represented and voted even if you do not attend. If you do attend the meeting, you may revoke your proxy and vote in person.


                       By Order of the Board of Directors


                                                     Jeffery G. Hough
                                                     Secretary
Columbia, Maryland
May 1, 2001

                                GSE SYSTEMS, INC.

                              9189 Red Branch Road
                            Columbia, Maryland 21045
                                 (410) 772-3500

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

         The Board of Directors is furnishing you this Proxy Statement to solicit proxies on its behalf to be voted at the 2001 Annual Meeting of the Stockholders of GSE Systems, Inc. (the "Company"). The meeting will be held at 10:30 a.m. local time, on Wednesday, May 30, 2001 at the Sheraton Columbia Hotel, 10207 Wincopin Circle, Columbia, Maryland. The proxies may also be voted at any adjournments or postponements of the meeting.

         The address of the Company's principal executive offices is 9189 Red Branch Road, Columbia, Maryland, 21045. The proxy materials and the Company's 2000 Annual Report are first being sent to stockholders on or about May 1, 2001.

         All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy unless the proxy is revoked before the meeting. You can revoke your proxy by

          (a)       giving written notice to the Secretary of the Company,

          (b)       delivering a later dated proxy, or

          (c)       voting in person at the meeting.


          As a stockholder, you should specify your choice for each matter on the enclosed form of proxy. If no instructions are given, proxies that are signed and returned will be voted FOR the election of all Director nominees, and FOR the proposal to ratify the appointment of KPMG LLP. Other matters that properly come before the meeting will be voted upon by the persons named in the enclosed proxy in accordance with their best judgment.


         The Company will continue its long-standing practice of holding the votes of all stockholders in confidence from Directors, officers and employees except: (a) as necessary to meet applicable legal requirements and to assert and defend claims for or against the Company; (b) in case of a contested proxy solicitation; or (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management. The Company will, as it has in the past, retain an independent tabulator to receive and tabulate the proxies.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Voting Securities

         Only stockholders of record at the close of business on April 13, 2001 will be entitled to vote at the Annual Meeting or at adjournments or postponements of the meeting. On April 13, 2001, there were 5,193,527 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on all matters that may properly come before the Annual Meeting.

         The presence in person or by proxy at the Annual Meeting of the holders of at least a majority of the total number of outstanding shares of common stock will constitute a quorum for the transaction of business.

         Shares of common stock represented by a properly signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

         Directors are elected by a plurality of the votes cast. A withheld vote will not affect the required plurality. All other matters to come before the Annual Meeting require a majority vote in person or by proxy. Therefore, abstentions will have the same effect as votes against the proposals on such matters.

         Brokers who hold shares of common stock in street name may not have the authority to vote on certain matters for which they have not received voting instructions from beneficial owners. Such broker non-votes, although present for quorum purposes, will be deemed shares not present to vote on such matters and will not be included in calculating the number of votes necessary for approval of such matters.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information regarding beneficial ownership of the Company's common stock, as of April 13, 2001, by: (i) each stockholder who is known by the Company to own beneficially more than five percent of the outstanding common stock, (ii) each of the Company's Directors,
(iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all Directors and executive officers of the Company as a group. Except as otherwise indicated below, the Company believes that the beneficial owners of the common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

         In preparing the following table, the Company has relied on the information contained in the Statements on Schedule 13G previously filed by ManTech and GP Strategies Corporation ("GP Strategies"), and Schedule 13G/A filed for 2000 by Benson & Associates LLC. Certain of the shares reported in the following table may be deemed to be beneficially owned by more than one person and therefore may be included in more than one table entry.

                                              Number of              Percent of
                                              Common Stock          Outstanding
                                       Shares Beneficially Owned   Common Stock

Name of Beneficial Owner
Certain Beneficial Owners

GP Strategies Corporation1......................1,325,250               24.7%
  9 West 57th Street
  New York, NY 10019

ManTech International Corporation 2 ............1,224,265               22.8%
  12015 Lee Jackson Highway
  Fairfax, VA 22033

SGLG, Inc. .......................................875,000               16.8%
  9 West 57th Street
  New York, NY 10019

Benson Associates, LLC3 ..........................542,703               10.4%
   111 S.W. Fifth Avenue, Suite 2130
   Portland, OR 97204

Directors and Executive Officers4

Jerome I. Feldman5 ..............................1,325,250               24.7%

Scott N. Greenberg6 .............................1,308,700               24.5%

John A. Moore, Jr.7 .............................1,151,465               21.5%

George J. Pedersen8..............................1,137,584                21.2%

Christopher M. Carnavos9 ..........................296,000                 5.4%

Brian K. Southern10 ...............................207,600                 3.8%

Bruce E. Manthey 11 ................................57,000                 1.1%

Sylvan Schefler12 ..................................42,129                 0.8%

Chin-Our Jerry Jen13 .............................. 35,800                 0.7%

Sheldon L. Glashow14 ...............................18,908                 0.4%

Jeffery G. Hough15 ..................................17,500                0.3%

Gill R. Grady16 .....................................11,600                0.2%

Joseph Lewis17 .......................................4,000                0.1%
Directors and Executive Officers as a group
 (13 persons)18 ..................................3,240,052               52.2%

________________________________
1 Includes 16,550 shares subject to option owned directly by Mr. Feldman (see
Note 5 below), 875,000 shares owned by SGLG, Inc. (SGLG), 250,000 shares owned by General Physics Corporation (GPC) and 33,700 shares owned by GP Strategies. Also includes 150,000 shares issuable upon the exercise of warrants which are exercisable within sixty (60) days of April 13, 2001. GP Strategies, a company in which Mr. Feldman has a controlling interest, owns GPC as well as a controlling interest in SGLG. GP Strategies disclaims beneficial ownership of all shares, including those subject to option, owned directly by Mr. Feldman.

2 Includes 72,800 shares and shares subject to option owned directly by Mr. Pedersen (see Note 8 below), 86,681 shares and shares subject to option owned directly by John A. Moore, Jr. (see Note 7 below), and 914,784 shares owned by ManTech. Also includes 150,000 shares issuable upon the exercise of warrants which are exercisable within sixty (60) days of April 13, 2001. ManTech disclaims beneficial ownership of all shares owned directly by Messrs. Pedersen and Moore.

3 Persons other than Benson Associates, LLC have the right to receive dividends from, or the proceeds of, the sale of such common stock. No such right to receive proceeds or dividends relates to more than 5 percent of the class.

4 The address of all Directors and Executive Officers is in care of GSE Systems, Inc., 9189 Red Branch Road, Columbia, MD 21045.

5 Includes 33,700 shares owned by GP Strategies, 875,000 shares owned by SGLG and 250,000 shares owned by GPC, and 150,000 warrants which are exercisable within sixty (60) days of April 13, 2001 owned by GP Strategies (see Note 1 above). Mr. Feldman disclaims beneficial ownership of all the shares owned by GP Strategies, SGLG and GPC. Also includes 16,550 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 13, 2001.

6 Includes 33,700 shares owned by GP Strategies, 875,000 shares owned by SGLG and 250,000 shares owned by GPC, and 150,000 warrants which are exercisable within sixty (60) days of April 13, 2001 owned by GP Strategies (see Note 1 above). Mr. Greenberg is Chief Financial Officer and a director of GP Strategies and disclaims beneficial ownership of all the shares owned by GP Strategies, SGLG and GPC.

7 Includes 83,925 shares owned directly by Mr. Moore and 914,784 shares owned by ManTech, and 150,000 warrants which are exercisable within sixty (60) days of April 13, 2001 owned by ManTech (see Note 2 above). Mr. Moore is a stockholder of ManTech and serves as its Chief Financial Officer. Mr. Moore disclaims beneficial ownership of the shares owned by ManTech. Also includes 2,756 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 13, 2001.

8 Includes 56,250 shares owned directly by Mr. Pedersen and 914,784 shares owned by ManTech, and 150,000 warrants which are exercisable within sixty (60) days of April 13, 2001 owned by ManTech (see Note 2 above). Mr. Pedersen is a controlling stockholder of ManTech and serves as its Chairman, President and Chief Executive Officer. Mr. Pedersen disclaims beneficial ownership of the shares owned by ManTech. Also includes 16,550 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 13, 2001.

9 Includes 1,000 shares owned directly by Mr. Carnavos and his family and 295,000 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 13, 2001. Mr. Carnavos resigned as President, CEO and Director on March 26, 2001.

10 Includes 2,000 shares owned directly by Mr. Southern and 205,000 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 13, 2001. Also includes 600 shares owned by Mr. Southern's family; Mr. Southern disclaims beneficial ownership of such shares. Mr. Southern resigned as a Director on March 8, 2001. Mr. Southern's employment with GSE terminated on March 9, 2001.

11 Includes 57,000 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 13, 2001. Mr. Manthey's employment with GSE terminated on March 8, 2001.

12 Includes 24,000 warrants which were awarded to Mr. Schefler through his previous affiliation with Prime Charter Ltd. and 18,129 shares issuable upon the exercise of options, both of which are exercisable within sixty (60) days of April 13, 2001. Mr. Schefler resigned as a Director in the 1st Quarter of 2000.

13 Includes 3,800 shares owned directly by Mr. Jen and 32,000 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 13, 2001. Mr. Jen was appointed President and Director on March 27, 2001.

14 Includes 8,129 shares owned directly by Mr. Glashow and 10,779 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 13, 2001.

15 Includes 17,500 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 13, 2001.

16 Includes 11,600 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 13, 2001.

17 Includes 4,000 shares issuable upon the exercise of options which are exercisable within sixty (60) days of April 13, 2001. Mr. Lewis was elected to the Board on March 10, 2000.

18 Includes 1,010,864 shares issuable upon the exercise of options and warrants which are exercisable within sixty (60) days of April 13, 2001.
____________________________________

                        PROPOSAL 1: ELECTION OF DIRECTORS

         The stockholders elect at least one-third of the members of the Board of Directors (the "Board") annually. The Directors are divided into three classes. Each class serves for a period of three years, although a Director may be elected for a shorter term in order to keep the number of Directors in each class approximately equal. This practice is in accordance with the Company's Amended and Restated Certificate of Incorporation.

         The terms of Jerome I. Feldman and George J. Pedersen will expire at the 2001 Annual Meeting. Messrs. Feldman and Pedersen have been nominated to stand for reelection at the meeting to hold office until 2004 and until their successors are elected and qualified.

         On March 10, 2000 the Board increased the number of Directors to eight and elected Joseph W. Lewis as a Director to serve until the 2000 Annual Meeting. Mr. Lewis was elected at the 2000 Annual Meeting to hold office until 2003 and until his successor has been elected and qualified.

         On March 22, 2000 the Board increased the number of Directors to nine and elected Brian K. Southern as a Director to serve until the 2000 Annual Meeting. Mr. Southern was elected at the 2000 Annual Meeting to hold office until 2002 and until his successor has been elected and qualified. On March 8, 2001, Mr. Southern resigned from the Board.

         On March 26, 2001, Christopher M. Carnavos resigned from the Board. The Board anticipates filling this vacancy by June 14, 2001 with an independent director in order to meet Amex requirements for the Audit Committee.

         On March 27, 2001 the Board elected Chin-Our Jerry Jen as a Director to serve the vacancy created by Mr. Southern's resignation and to hold office until 2002 and until his successor has been elected and qualified.

         The proxies solicited hereby, unless directed to the contrary, will be voted for election of the nominees. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The Board has no reason to believe that any of the nominees will not be a candidate or will be unable to serve, but if either occurs proxies may be voted for such substituted nominee or nominees as the Board, in its discretion, may designate.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF JEROME I. FELDMAN, GEORGE J. PEDERSEN AND CHIN-OUR JERRY JEN

The following sets forth certain biographical information including professional background and business-related experience for each of the nominees and incumbent Directors.

Class I Directors: Incumbent standing for election for a term to expire in 2002

          Chin-Our Jerry Jen, age 52. Mr. Jen has served on the Board since March. Mr. Jen has been with the Company and its predecessor companies since 1980 in various engineering and senior management positions. In 1997, Mr. Jen was promoted to Senior Vice President of the Power Business Unit, and on November 14, 2000, he was named COO in charge of both the Power and Process Control businesses. On March 27, 2001, Mr. Jen was named President and Director.

Class I Directors: Incumbent whose term will expire in 2002

          Sheldon L. Glashow, Ph.D., age 68. Dr. Glashow has served as a Director of the Company since 1995. Dr. Glashow is the Higgins Professor of Physics at Harvard University and previously taught physics at other major universities in Massachusetts, Texas, California and France. In 1979, Dr. Glashow received the Nobel Prize in Physics. Dr. Glashow has been a director of General Physics Corporation, an industrial and government training and services company, since 1987; a director from 1985 to 1995 of GTS Duratek, Inc., an environmental technology and consulting company; and a director of Interferon Sciences, Inc., a pharmaceuticals company, since 1991. Dr. Glashow currently serves as a director of GP Strategies Corporation.

 Class II Directors: Incumbents whose terms expire in 2003

          Scott N. Greenberg, age 44. Mr. Greenberg has served as a Director of the Company since March 1999 and had previously served as a Director of the Company from 1994 to 1995. Mr. Greenberg has served on the Board of Directors of GP Strategies since 1987. Mr. Greenberg serves as Executive Vice President for GP Strategies and has served as its Chief Financial Officer since 1989. Mr. Greenberg has also served as Vice President and a director of SGLG, Inc., an industrial and government training and consulting company, since 1991. Mr. Greenberg has also served as a director since 1987 of General Physics Corporation. From 1991 to January 1995, Mr. Greenberg was a director of GTS Duratek, Inc.

          Joseph W. Lewis, age 66. Mr. Lewis has served on the Board since March 2000. He retired from Johnson Controls, Inc. after 39 years of service, including his tenure from 1986 to 1998 as Executive Vice President with responsibilities for its Controls Group. Mr. Lewis is Chairman of the Board of DryKor Ltd of Israel. He has been director of Wheaton Franciscan Services, Inc., a multi-system health care provider, since 1991 and its Treasurer since 1993. He also served as a director of Entek IRD International until its sale to Allen Bradley, a division of Rockwell International Corporation.

          John A. Moore, Jr., age 48. Mr. Moore has served as a Director of the Company since November 1997. Mr. Moore is an Executive Vice President and Chief Financial Officer of ManTech. Mr. Moore also serves as a director and in an executive capacity for a number of ManTech subsidiaries. Prior to joining
ManTech in 1982, he was supervisory auditor for the Defense Contract Audit Agency. He holds a Bachelors degree in Accounting from La Salle University and an MBA from the University of Maryland.

Class III Directors: Incumbents standing for election whose terms will expire in 2004

          Jerome I. Feldman, age 72. Mr. Feldman has served as a Director of the Company since 1994, and as Chairman of the Board since April 1997. Mr. Feldman co-founded GP Strategies in 1959 and has served as its President and Chief Executive Officer since its founding. Mr. Feldman has been a director of Five Star Products, a wholesale distributor of home decorating, hardware and finishing products, since 1994. Mr. Feldman is Chairman of the New England Colleges Fund and Trustee of the Northern Westchester Hospital.

          George J. Pedersen, age 65. Mr. Pedersen has served as a Director of the Company since 1994 and as Chairman of its Executive Committee since April 1997. Mr. Pedersen co-founded ManTech in 1968 beginning as Vice President and Secretary/Treasurer. He has served as its Secretary since 1968 and was elected Chairman of its Board of Directors in 1979. In 1995, Mr. Pedersen was elected to the additional positions of President and Chief Executive Officer of ManTech. Mr. Pedersen has served as President and/or Chairman of the Board of a number of ManTech subsidiaries. Mr. Pedersen serves as a director, Vice President and a member of the Executive Committee of the Professional Services Council; a Trustee and a member of the Executive Committee of the National Security Industrial Association; a Trustee of the Naval Undersea Museum Foundation; and as a director of the Ivymount School. Mr. Pedersen currently serves as Chairman of the Board of MARE, Inc., Chairman of the Board of the Institute of Software Research and Chairman of the Board of Praxa Limited, an information technology systems integrator headquartered in Melbourne, Australia.

The Board of Directors and Board Committees

         In 2000, the Board met three times and Committees of the Board held a total of nine meetings. The Directors attended at least 96% of the total of such Board meetings and the meetings of Committees on which each Director served. The Board has established the following Committees, the function and current members of which are noted below:

          Executive Committee. The Executive Committee consists of George J. Pedersen (Chairman), Jerome I. Feldman and formerly Christopher M. Carnavos. The Executive Committee has the authority to exercise all powers of the Board, except for actions that must be taken by the full Board under the Delaware General Corporation Law. The Executive Committee met twice during 2000.

         Audit Committee. The Audit Committee consists of Sheldon L. Glashow and Joseph W. Lewis. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met twice during 2000. In accordance with Amex requirements, the Board will be appointing a third member of the Audit Committee (i.e., a third independent Director) by June 14, 2001.

          Nominating Committee. The Nominating Committee consists of Jerome I. Feldman, George J. Pedersen and formerly Christopher M. Carnavos. The Nominating Committee selects and recommends nominees for election as Directors of the Board. The Nominating Committee did not meet during 2000.

          Compensation Committee.  The Compensation Committee consists of Jerome
I. Feldman, George J. Pedersen (Chairman) and formerly Christopher M. Carnavos. The Compensation Committee is responsible for determining compensation for the Company's executive officers and for administering and granting awards under the Company's Long-Term Incentive Plan (the "Plan"). The Compensation Committee met five times during 2000. See "Report of the Compensation Committee", below.

Compensation of Directors

         The Board pays its members who are not employees of the Company (the "Non-Management Directors") an annual fee of $5,000 for their service and $1,500 for each Board meeting attended. Officers who are full-time employees and are also Directors do not receive any fee or remuneration for services as members of the Board of Directors or any Board Committee.

         At the discretion of the Board, each person who becomes a Non-Management Director may receive an initial grant of options under the Plan to purchase shares of common stock having an exercise price per share equal to the fair market value of a share of common stock on the date such person first becomes a Non-Management Director. Also at the discretion of the Board, under the Plan, each Non-Management Director serving as a Director on December 31 of each calendar year (commencing in 1995) may receive options to purchase shares of common stock with an exercise price per share equal to the fair market value of a share of common stock on such date. Usually, options granted under the Plan to Non-Management Directors become exercisable in three installments with 40% vesting on the first anniversary of the date of grant and 30% vesting on each of the second and third anniversaries of the date of grant, subject to acceleration under certain circumstances such as a change of control.

         In 2000, Messrs. Glashow, Lewis and Schefler were each granted options to purchase 10,000 shares of common stock at an exercise price of $7.50. Messrs. Carnavos and Southern were each granted options to purchase 100,000 shares of common stock at an exercise price of $4.75.

         In 1999, the Company entered into employment agreements with Messrs. Feldman, Greenberg, Pedersen and Moore to serve as executives, providing strategic planning in acquisitions and divestitures, management of financing arrangements, and customer and other business development activities. Salaries paid under these agreements in 2000 were $120,000 each to Messrs. Feldman and Pedersen and $60,000 each to Messrs. Greenberg and Moore.

         In 1999, as a management employee incentive, Messrs. Feldman and Pedersen were each granted options to purchase 100,000 shares of common stock at an exercise price of $3.3125; Messrs. Greenberg and Moore were each granted options to purchase 50,000 shares of common stock at an exercise price of $3.3125. These options have a Target Stock Value and vest immediately following a 30-day trading-day period in which the Target Stock Value has been met or exceeded (Target Stock Value of $8.00, 35% vested; Target Stock Value of $10.00, 100% vested), or vest at 100% on the fifth anniversary of the date of grant. Messrs. Glashow and Schefler were each granted options to purchase 1,500 shares of common stock at an exercise price of $3.3125.

                       PRINCIPAL EXECUTIVE OFFICERS OF THE
                       COMPANY WHO ARE NOT ALSO DIRECTORS

         The Board elects executive officers of the Company. Set forth below is certain information regarding the positions and business experience of each executive officer of the Company who is not also a Director of the Company.

         Gill R. Grady, age 43. Mr. Grady has been a Senior Vice President since September 1999 and is currently responsible for the executive oversight of Business Development as well as several administrative functions such as Investor Relations, Human Resources, Contract Administration and Information Technology. Prior to this, he was responsible for the operations of the Company's Process Solutions subsidiary. He has also served as Vice President of Business Development for the GSE Power Systems subsidiary and has held numerous senior management positions in business operations, marketing and project management with the Company. From 1992 through 1997, Mr. Grady was responsible for business development for the Company's Eastern European activities. Throughout his tenure, he has been the Company's liaison with the Department of Energy and with Congress for funding related to the Company's Eastern European activities. He has been employed by the Company or predecessor companies since 1980.

          Jeffery G. Hough, age 46. Mr. Hough joined the Company in January 1999 as Senior Vice President and Chief Financial Officer. During 1999, he was elected both Treasurer and Secretary of the Company. Prior to joining the Company, Mr. Hough was the Chief Financial Officer and Treasurer of Yokogawa Industrial Automation America, Inc., a supplier of process control equipment, from 1995 through 1998. From 1982 through 1995, he held various financial management positions with two other suppliers of process control equipment, ABB Process Automation and Leeds & Northrop. Mr. Hough was an auditor for Price Waterhouse from 1977 to 1982.

Compensation of Executive Officers

Summary of Cash and Certain Other Compensation

             The following table sets forth information as to the compensation paid by the Company for services rendered by the Company's principal executive officer and the four other most highly compensated executive officers of the Company for the fiscal years ended December 31, 2000, 1999, and 1998.

                                    SUMMARY COMPENSATION TABLE

                                      Annual                     Long-Term
                                   Compensation                  Compensation
                                                                   Awards
                                                              Securities
                                                              Underlying             All Other
Name and Principal Position   Year     Salary     Bonus       Options (#)            Compensation


Christopher M. Carnavos9 ..   2000   $223,600   $ 5,000 1     100,000                $ 3,295 2
   President & CEO ........   1999    221,618    50,000       100,000                 57,013
                              1998    206,923    25,000        40,000                 28,978

Brian K. Southern9 ........   2000   $180,654   $10,000 1     100,000                $ 3,573 3
   Sr. Vice President .....   1999    166,000    25,000        50,000                 37,732
                              1998    118,042    15,000        30,000                 35,030

Bruce E. Manthey9 .........   2000   $175,673   $91,427 4        -0-                 $ 2,701 5
   Sr. Vice President .....   1999       -0-       -0-         55,000 6                  -0-
                              1998       -0-       -0-           -0-                     -0-

Jeffery G. Hough ..........   2000   $160,615   $15,000 1        -0-                 $ 3,602 7
  Sr. Vice President & CFO    1999    137,308    10,000        75,000                 49,125
                              1998       -0-       -0-           -0-                    -0-

Chin-Our Jerry Jen ........   2000   $152,385   $15,000 1        -0-                 $ 3,057 8
  Sr. Vice President & COO    1999    140,000    25,000        50,000                  4,008
                              1998    120,202      -0-         10,000                  2,997

____________________________

1 Bonus paid for 1999 performance of the Company.
2 Consists of $2,303 for Company retirement plan matching and $992 for executive group term life insurance premiums.
3 Consists of $3,102 for Company retirement
plan matching and $471 for executive group term life insurance premiums.
4 Hiring bonus paid in 2000 plus performance bonuses paid for 1st, 2nd and 3rd quarters of 2000.
5 Consists of $1,390 for Company retirement plan matching and
$1,311 for executive group term life insurance premiums.
6 Options granted upon hiring in late December 1999.
7 Consists of $2,889 for Company retirement plan matching and $713 for executive group term life insurance premiums.
8 Consists of $2,045 for Company retirement plan matching and $1,012 for executive group term life insurance premiums.
9 In 2000, the Company had severance agreements with Messrs. Carnavos, Southern and Manthey requiring payments for each which would amount to more than $100,000. Such agreements became effective in 2001 with the resignation of Mr. Carnavos and the termination of Messrs. Southern and Manthey as employees of the Company.
______________________________

Stock Options

           The following table provides information on stock options granted to the named executive officers during 2000. Only non-statutory stock options were granted under the Plan.

                                             OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               Potential Realizable Value at
                                 Number of        Percent of                                Assumed Annual Rates of Stock Price
                                 Securities     Total Options                                Appreciation for Option Term(3)
                                 Underlying       Granted to     Exercise or
                                  Options        Employees in     Base Price    Expiration       0%             5%             10%
Name                             Granted(#)     Fiscal Year(2)    ($/share)        Date
__________________________________________________________________________________________________________________________________

Christopher M. Carnavos             100,000(1)      33.9%           $4.750       02/07/07        $0         $193,373       $450,641
Brian K. Southern                   100,000(1)      33.9%           $4.750       02/07/07        $0         $193,373       $450,641
Bruce E. Manthey                            0
Jeffery G. Hough                            0
Chin-Our Jerry Jen                          0


________________________________________
     1 These options immediately  vested.

     2 In addition to the option grants to the executive officers reported in the table, options with an average exercise price of $5.76 covering a total of 95,000 shares of common stock were granted to seven (7) other employees during 2000.

     3 No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. A 0% increase in stock price will result in $0 gain for the optionees. The potential realizable amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5% and 10% appreciation rates set by the SEC, compounded annually and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.


______________________________________
Options Exercises and Holdings

         The following table summarizes the value of all outstanding options for the executive officers named in the Summary Compensation Table as of December 31, 2000.

                                        FISCAL YEAR-END OPTION VALUES

                                             Number of
                                         Securities Underlying                       Value of Unexercised
                                            Unexercised                                 In-the-Money
                                             Options at                                   Options at
                                          December 31, 2000                            December 31, 2000

Name                                   Exercisable/Unexercisable                 Exercisable/Unexercisable


Christopher M. Carnavos                   181,000/89,000                                0/0

Brian K. Southern                         121,000/59,000                                0/0

Bruce E. Manthey                           24,000/33,000                                0/0

Jeffery G. Hough                           10,000/65,000                                0/0

Chin-Our Jerry Jen                         37,000/48,000                                0/0


                      REPORT OF THE COMPENSATION COMMITTEE

          This report addresses the compensation of the Company's executive officers for the last fiscal year and the Company's general compensation philosophy. The Compensation Committee is responsible for determining compensation for the Company's executive officers and for granting awards under and administering the Company's Long-Term Incentive Plan. The Compensation
Committee consists of Jerome I. Feldman, George J. Pedersen and formerly Christopher M. Carnavos.

Compensation Philosophy

     The compensation program for the executive officers of the Company and its subsidiaries is developed and administered by the Board and its Compensation Committee. General overall compensation policies regarding other officers and employees of the Company are established by the Compensation Committee, but the specific compensation program for such persons is developed and administered by Company management. The key goals of the Company's compensation program are to attract, retain and reward the most capable executives and other employees who can contribute (both short and long-term) to the success of the Company and to align compensation with the attainment of the business objectives of the Company.

Compensation of Principal Executive Officer

     For 2000, Mr. Carnavos earned $228,600 in salary and bonus, as shown in the Summary Compensation Table. The Committee considered this level of payment appropriate in view of Mr. Carnavos' leadership of the Company. Mr. Carnavos served as the principal executive officer within the Company and in this role directed the Company's evolution beginning in 1999 from a traditional supplier-vendor relationship to a more focused solution-oriented partnership with the Company's customers, a partnership based on the Company's core capability to provide integrated real-time dynamic simulation and process control solutions. This led to the Company's 1999 VirtualPlant initiative, a new business strategy that continued into 2000 with extensive development and investment. 1

Implementation Guidelines

     To implement the compensation philosophy described above, the Company's executive compensation program has three primary components: (i) a base salary,
(ii) bonus awards, and (iii) long-term incentive awards. The factors and criteria to be considered with respect to each of these components are set forth below.

     Base Salary. The range of the base salary for an executive or other employee position will generally be established based on competitive salaries for positions with a similar scope of responsibilities and job complexities. The level of base salary within the range of competitive salaries will be determined on the basis of individual performance, experience and other relevant factors, such as demonstrated leadership, job knowledge and management skills. Such determination will be made by the Compensation Committee, with regard to the Company's executive officers, and by management with regard to all other officers and employees consistent with the general overall compensation policies established by the Compensation Committee.
________________________
1 On March 6, 2001, the Company sold its VirtualPlant business to Avantium International B.V. ("Avantium") in exchange for an increased equity position in Avantium. For further details, see the Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2000 and the Company's press release dated March 12, 2001.

     Base salaries will be targeted within the appropriate competitive range, although higher compensation may be paid if necessary or appropriate to attract or retain unusually qualified executives. Annual or other base salary adjustments will be based on individual performance as well as other market factors. Base salary payments made in 2000 were made to compensate ongoing performance throughout the year.

     Bonus Awards. The bonus award is intended to focus the efforts of the executives and other employees on performance objectives in accordance with the business strategy of the Company.

     The Compensation Committee will administer incentive awards for the Company's executive officers. The Compensation Committee will review and assess the extent to which the overall Company performance goals have been met during the year and make such awards to the Company's executive officers. Management of the Company will be responsible for awarding bonus amounts to other officers and employees of the Company, taking into account the general compensation philosophy of the Company.

     For more information regarding the bonuses awarded in 2000 to the Company's principal executive officer and the four other most highly compensated executive officers of the Company, see "Compensation of Executive Officers -- Summary of Cash and Certain Other Compensation."

     Long-Term Incentive Awards. The third element of the Company's compensation program is provided through the Company's Long-Term Incentive Plan (the "Plan"), which is designed to align the interests of the officers and employees with those of stockholders. The Plan is intended to focus the efforts of officers and employees on performance which will increase the value of the Company for its stockholders.

     Pursuant to the Plan, the Compensation Committee may grant incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended, and may grant, among other types of awards, nonstatutory stock options to purchase shares of common stock. The Compensation Committee also may grant stock appreciation rights and award shares of restricted stock and incentive shares in accordance with the terms of the Plan. Subject to the terms of the Plan, the Compensation Committee will have discretion in making grants and awards under the Plan. The Compensation Committee may, however, consider the recommendations of management with respect to such grants and awards.

     Total direct compensation to the Company's executive officers (base salary, bonus awards and long-term incentive awards) will be targeted within the appropriate competitive range, although higher compensation may be paid if necessary to attract or retain unusually qualified executives.

     The Compensation Committee's decisions concerning the specific 2000 compensation elements for individual executive officers were made within the broad framework previously described and in light of each executive officer's level of responsibility, performance, current salary, prior year bonus and other compensation awards. In all cases, the Compensation Committee's specific decisions regarding 2000 executive officer compensation were ultimately based upon the Compensation Committee's judgment about the individual executive officer's performance and potential future contributions, and about whether each particular payment or award would provide an appropriate reward and incentive for that executive officer to contribute to, and enhance, the Company's performance.

     The Board, with the advice of the Compensation Committee, will reexamine the Company's compensation philosophy and objectives periodically and determine if changes should be considered.

                                                  Compensation Committee

                                                  George J. Pedersen, Chairman
                                                  Jerome I. Feldman

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is currently comprised of the two Directors named below. In order to comply with Amex requirements, the Company will be appointing a third member to the Audit Committee no later than June 14, 2001. Each member of the Audit Committee is an independent director as defined by Amex rules. The Audit Committee has adopted a written charter which has been approved by the Board of Directors, and which is set forth in Appendix A of this Proxy Statement. The Audit Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for financial statements. KPMG LLP, the Company's independent auditor for 2000, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees). KPMG LLP has provided the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG LLP that firm's independence. KPMG LLP has not provided the Company with any non-audit services that would be incompatible with that firm's independence.

     Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2000 and that KPMG LLP be appointed independent auditors for the Company for 2001. The foregoing report is provided by the following independent Directors, who constitute the Audit Committee:

         Sheldon L. Glashow                                   Joseph W. Lewis

Performance Graph

         The following graph sets forth a comparison of the percentage change in the cumulative total stockholder return on the Company's common stock compared to the cumulative total return of the American Stock Exchange - US & Foreign Index and a group of peer issuers selected on a line-of-business basis, consisting of Aspen Technology, Inc., GenSym Corporation and Emerson Electric Co. for the period from January 1, 1996 through December 31, 2000. The graph was prepared for the Company by Media General Financial Services. The stock price performance shown on the graph below is not necessarily indicative of future performance.



                    01/01/1996     12/31/1996     12/31/1997     12/31/1998     12/31/1999     12/31/2000
GSE SYSTEM, INC.      100.00          66.07          21.43          17.86           23.66        9.82
PEER GROUP INDEX      100.00         122.92         144.75         156.17          152.49      214.03
AMEX MARKET INDEX     100.00         105.52         126.97         125.25          156.15      154.23

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Compensation Committee of the Company is currently comprised of Mr. Pedersen, who is the Chairman of the Compensation Committee, and is President, Chairman of the Board and Chief Executive Officer of ManTech; and Mr. Feldman, who is Chairman of the Board of the Company's Board of Directors and is President and Chief Executive Officer of GP Strategies.

       The Compensation Committee acts on matters related to other Directors, executive officers and related entity proposals. Any matter related to a member of the Committee requires ratification by the Non-Management Directors or approval of the entire Board.

       On March 23, 2000, the Company entered into a new loan and security agreement with a financial institution (the "bank") for a new credit facility with a maturity date of March 23, 2003. In connection with the new credit facility, ManTech provided a one-year $900,000 standby letter of credit to the bank as additional collateral for the Company's facility. In addition, GP Strategies provided a limited guarantee totaling $1,800,000; ManTech provided a limited guarantee totaling $900,000. In July 2000, ManTech's guarantee was converted into a second one-year $900,000 standby letter of credit to the bank, which was also used as additional collateral for the Company's credit facility. The Company was allowed to borrow up to 100% of the value of these two letters of credit.

          In the fourth quarter of 2000, the Company issued a demand promissory note to ManTech that allowed the Company to borrow up to $1.8 million at an interest rate of prime plus one percent. As of December 31, 2000, the Company had borrowed $1.6 million, which was used for working capital. The promissory note was secured by the Company's pledge of its equity interest in Avantium International B.V., but such security interest was subordinate to the first lien thereon by the Company's bank. In the first quarter of 2001, the promissory note was amended to increase the principal amount to $2.1 million. Subsequently in the first quarter of 2001, and with ManTech's approval, the Company issued a replacement promissory note in the amount of $2.1 million to ManTech pursuant to which the Company's obligations to ManTech became unsecured, and the principal is payable over a two year period, in equal installments, commencing April 1, 2004, with interest payments to commence monthly on July 1, 2001. The note permits ManTech to convert the principal into GSE convertible preferred stock at a conversion rate of $100 per share, pending shareholder approval. ManTech has agreed to subordinate the note to the Company's credit facility. On April 4, 2001, ManTech allowed the Company's bank to draw upon the two outstanding letters of credit which were being used by the Company as additional collateral for the Company's credit facility, thus paying down $1.8 million of the Company's borrowings under the credit facility. The Company amended the subordinated promissory note to ManTech, increasing the amount by $1.8 million to a total of $3.9 million.

       On January 27, 2000, the Company issued 116,959 shares of its common stock to ManTech for $500,000. The proceeds of the stock issuance were used for working capital.

              PROPOSAL 2: INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The Board, upon the recommendation of the Audit Committee, and subject to stockholder approval, has appointed the firm of KPMG LLP as independent auditors of the Company for the current fiscal year. The Board has been advised by KPMG LLP that neither the firm nor any member of the firm has a direct or indirect financial interest in the Company or its subsidiaries.

      KPMG LLP became the Company's independent auditors on March 17, 2000, replacing PricewaterhouseCoopers. During 2000, KPMG LLP billed the Company for the following fees:

         Audit Fees.....................................................$50,000
         Financial Information Systems Design and Implementation Fees.....   $0
         All Other Fees.................................................$96,000

      A representative of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he/she desires to do so and will be available to respond to appropriate questions from stockholders.

      Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the stockholders do not ratify the appointment of KPMG LLP, the Board of Directors will reconsider the appointment.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                               THE RATIFICATION OF
               THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who beneficially own 10% of the Company's common stock (the "Reporting Persons"), to file reports regarding their Company common stock ownership and changes in ownership with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from certain of the Reporting Persons, the Company believes that during 2000 the Reporting Persons complied with all
Section 16(a) reporting requirements applicable to them.

                                 OTHER BUSINESS

       The Company does not presently know of any matters that will be presented for action at the Annual Meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed form of proxy in accordance with their best judgment.

                                 ANNUAL REPORTS

       The Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2000 was filed on April 2, 2001. Also enclosed is the Company's 2000 Annual Report to Stockholders. The Company shall furnish copies of exhibits for a reasonable fee (covering the expense of furnishing copies) upon written request to the attention of the Corporate Secretary, GSE Systems, Inc., 9189 Red Branch Road, Columbia, Maryland 21045.

                              STOCKHOLDER PROPOSALS

       In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with the Annual Meeting of Stockholders in 2002 must do so no later than December 31, 2001.

       In addition, in accordance with the Company's Bylaws, in order for a stockholder proposal to be properly brought before the 2002 Annual Meeting, a stockholder submitting a proposal must file a written notice with the Corporate Secretary which conforms to the requirements of the Bylaws. If the Board or a designated committee or the officer who will preside at the stockholders' meeting determines that the information provided in such notice does not satisfy the informational requirements of the Bylaws or is otherwise not in accordance with law, the stockholder will be notified promptly of such deficiency and be given an opportunity to cure the deficiency within the time period prescribed in the Bylaws. Such notice of a stockholder proposal must be delivered not less than 60 days nor more than 90 days prior to the date of the Annual Meeting to be held in 2002.

                                            By Order of the Board of Directors

                                            Jeffery G. Hough
                                            Secretary
Columbia, Maryland
May 1, 2001

Appendix A

GSE Systems, Inc. Audit Committee Charter

   I.   Audit Committee Purpose

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

o Monitor the independence and performance of the Company's independent auditors.

o Provide an avenue of communication among the independent auditors, management, and the Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

 II. Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the American Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

III. Audit Committee Responsibilities and Duties

     Review  Procedures

1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3. In consultation with the management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

     Independent Auditors

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. Approve the fees and other significant compensation to be paid to the independent auditors.

7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

8. Review the independent auditors' audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10.  Consider  the  independent   auditors'  judgments  about  the  quality  and
     appropriateness of the Company's accounting principles as applied in its financial reporting.

     Legal Compliance

11. On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

     Other Audit Committee Responsibilities

12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

13. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.